Exhibit 99.2

Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Lisa B. Elkin – Senior Vice President-Communications & Investor Relations, Compuware Corp.
Robert C. Paul – Chief Executive Officer & Director, Compuware Corp.
Joseph R. Angileri – President & Chief Operating Officer, Compuware Corp.
Laura Lawson Fournier – Chief Financial Officer, Treasurer & Executive VP, Compuware Corp.

Other Participants

Aaron M. Schwartz – Analyst, Jefferies LLC
Ginette L. Rowe – Analyst, Evercore Partners (Securities)
Ryan M. MacDonald – Analyst, Northland Securities, Inc.
Derrick Wood – Analyst, Susquehanna Financial Group LLP

MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to the Compuware Corporation Fourth Quarter and Yearend Earnings Teleconference. At the request of Compuware, this conference is being record for instant replay purposes.

At this time, I’d like to turn the conference over to our host, Lisa Elkin, Senior Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa B. Elkin, Senior Vice President-Communications & Investor Relations

Thank you and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, Chief Executive Officer; Joe Angileri, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

I will now turn the call over to Bob, who will provide a summary of the quarter’s results. Joe will then highlight business unit operating results, followed by Laura, who will close with key financial information. We will then open the call to your questions. Before I hand the call over to Bob, however, I want to inform you that as an additional resource we have made a brief slide deck available on our Investor Relations website. Bob?

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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Robert C. Paul, Chief Executive Officer & Director

Thanks Lisa and thank you everyone for joining us this afternoon. Today, we will discuss Compuware’s fourth quarter and fiscal year 2013 financial results. Fiscal year 2013 and Q4 total revenue came in at $944.5 million and $239.9 million respectively. On the basis of and consistent with our April preannouncement, our fourth quarter 2013 earnings per share were $0.05. For the full-year 2013, our earnings were $0.27. Laura will discuss the details later in the call.

Although we made significant progress in some of our strategic initiatives, overall the quarter was a disappointment. As I discussed on the call in April, the shortfall was primarily due to contracts that we expected in our APM and Mainframe businesses that were delayed and did not close in the quarter.

The main factors for not closing these deals were unsolidified IT budgets and continued weakness in the European market that resulted in broad based delays in purchasing decisions. After further analysis of these delayed deals, we estimate that 60% of those deals with a total value of approximately $8.5 million will close this quarter, Q1 fiscal year 2014, the remaining 40% or approximately $6 million are expected to close during the final three quarters of the fiscal year.

In a moment, Joe will discuss key business unit operating results and Laura will provide the details of how we are progressing in our margin improvement initiatives. What I want to focus on is our business strategy and our plan for optimizing operating performance and delivering value to shareholders.

We’ve made good progress on all the shareholder value creation actions we previously announced. In fact, last week we completed a number of significant steps. First, last Tuesday we filed a public S-1 registration statement with the SEC regarding the Covisint IPO.
Second, on Thursday, we declared our first quarterly dividend of $0.125 per share.

Third, we are making good progress on our expense reduction initiatives, and as we discussed in April, have raised our cost reduction expectation to at least $80 million to $100 million over the next two years of which we have already accounted for $45 million in this fiscal year.

Lastly, we continue to remain open to reviewing credible offers and have extended our stand-still agreement with Elliott. So, let’s put this in the context as it relates to our strategic plan and then we can dive into the numbers.

Four years ago, it was unclear exactly where Compuware was heading. Could we ever transform the company from a Mainframe and services company into one that would compete in the next generation of IT, were there categories in which we could once again be best in the world? Had we adapted fast enough to take advantage of mobile, cloud, and SaaS based environments? These are the questions that we started to answer with a plan and we developed back then, and have subsequently been executing against it.

It is based upon the following fundamental principles: number one, execute a solution strategy that transforms Compuware into a market share leader in a few high-growth categories. In essence, get focused really quickly where we can win.

Number two, simplify the business. Make it easy for investors to understand and the company to execute. Number three, make asymmetrical investments in these high-growth solutions, prioritized around customer value, further differentiating Compuware from the competition. So, invest in the fewer high-growth categories at levels that our competition is unwilling or unable to do.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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Number four, restructure the business around these solutions, establishing a business unit model accreting accountability, transparency and overall alignment. And finally, number five, incrementally improve our cost structure and simplify business processes as necessary.

As a result, in fiscal year 2014 our largest business unit will be application performance management or APM, where we are considered best-in-class and where large solution components are cloud focused and SaaS based, with major releases this year rapidly expanding that footprint.

Our fastest-growing business Covisint is 100% cloud based where we are considered an early market leader. Also Changepoint is now recognized as a top right in the Gartner Magic Quadrant with both on-prem and SaaS based offerings. In fact in fiscal year 2014, our high-growth assets will represent 50% of our expected revenue. So the prognosis looks very good and the transformation is working, but we can’t just ignore the challenges we’ve historically had in execution.

We recognize that our performance against guidance hasn’t been consistent. We are working hard to rectify that. One important factor is that, we have full board support of our plan and complete governance alignment in our strategy. In retrospect, although we should have started earlier, we also are making great progress and aggressively improving our operating margins.

Admittedly, we haven’t had consistent field execution. However, there are many things that have been improved, including people, refinement of sales strategy and significant product upgrades. Joe will comment on some of these by business unit.

I commit to you that the guidance we are about to provide is realistic and is our best estimate on what we can achieve in the coming quarters and years. Due to the work that has already been done and further progress we will make in the balance of fiscal year 2014, we will look to deliver in fiscal year 2015 double-digit revenue growth and a 20% operating margin. The majority of this revenue will be coming from leading solutions in high-growth categories, which should mean even better margins and sustainable growth in the coming years.

The theme across our entire organization this year is consistent improvement in execution and taking the excess cost out of the business. Until we achieve excellence in both of these areas, we know you will be guarded in your expectations.

So looking at fiscal year 2014 this is what we are expecting. Total revenue is projected to be $1.004 billion to $1.012 billion an approximate 7% increase over fiscal year 2013, earnings per share before restructuring charges to be between $0.35 and $0.37 for fiscal year 2014. Consistent with prior years where the second half is stronger than the first half, we expect Q1 EPS before restructuring charges to be approximately 8% to 14% of our annual earnings.

These results will be primarily driven by continued strength in the North American market stabilization of the European market and the continued focus on sales effectiveness and continued investment in technologies that will further differentiate our solutions and widen the gap between us and the competition.

In summary, we have a credible plan in place and are making substantial and demonstrable progress towards our goals. As a result, we are confident that we will be well-positioned to improve profitability, create shareholder value and put Compuware on a trajectory of sustained long-term growth.

Regardless of our ownership status, we are very confident that we will overcome our past execution challenges and see significant opportunities in front us. Joe?

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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Joseph R. Angileri, President & Chief Operating Officer

Thanks Bob. I’ll now provide a deeper look into the business unit results. Let me start with APM. Total APM revenue for the fourth quarter came in at $77.2 million down 3.5% year-over-year and 9.2% sequentially. For the year, however, APM produced total revenues of $300.5 million up 11.1% year-over-year. APM software license fees for the quarter were $26.3 million down 15.9% year-over-year and 22.4% sequentially. But for the year, software license fees were $100.6 million up 17.7% year-over-year.

APM subscription fees for the quarter were $20.3 million essentially flat year-over-year and sequentially. For the year subscription fees were $79.9 million up 4.7% year-over-year. APM subscription fees are primarily synthetic monitoring via our Gomez offering. Synthetic monitoring is a vital component to any enterprise web app management strategy. It provides clean room service level agreements and availability management in a very easy-to-use cloud based manner.

That said, traditional synthetic monitoring is today being augmented with real user monitoring and we’re on top of it. Recently, we announced and expanded APM as a service offering that brings the dynaTrace best in class real user monitoring the cloud by integrating tightly with Gomez synthetic offering. We also just announced the premium native mobile app real user program.

Exceeding new mobile subscription opportunities that offers to the market the first crash performance user and business analytic solutions for native mobile applications. We’re convinced that these offerings combined with our strong synthetic backbone will invigorate our subscription growth going forward. We’ve done a great job with APM operating expenses, for the quarter expenses were $77.9 million down 9.5% year-over-year and up 1.5% sequentially.

For the year, APM operating expenses were $304.8 million down 4% year-over-year. As a result, APM’s contribution margin for the quarter was negative 0.9% compared to a negative 0.76% during the same period last year and 9.7% last quarter. For the year, APM contribution margin was negative 1.4% compared to a negative 17.4% last year. This is a dramatic $42.9 million improvement over fiscal 2012.

Now as we said before, there is a transformational shift occurring in the APM market as the traditional larger players lose ground to a new breed of providers whose platforms better fit modern dynamic application environments like cloud, mobile, and big data. And Compuware APM is hands down the best of this new breed of APM providers.

With this shift in the APM environment and market vacuum as resulted and we are gaining the lion’s share of the new opportunities. At $300 million in pure APM revenues and 4,000 plus customers, Compuware is clearly the leader in new generation APM. Now for fiscal 2014, we expect APM total revenue growth of 15%.

Moving to Mainframe, as we expected a challenging year, total Mainframe revenues for the quarter was $81.5 million, down 19.1% year-over-year and 11.9% sequentially. For the year, Mainframe produced total revenues $332.7 million down 20.7% year-over-year. Mainframe software license fees for the quarter were approximately $15 million, down 43.4% year-over-year and 39.5% sequentially. For the year, Mainframe software license fees were $58.5 million, down 46.9% year-over-year.

Mainframe operating expenses for the quarter were $23.5 million, down 11% year-over-year and 5.1% sequentially. For the year, operating expenses were $91.3 million down 8% year-over-year. Mainframe contribution margin for the quarter was 71.2% compared to 73.8% during the same period last year and 73.3% last quarter. For the year, contribution margin was 72.5% compared to 76.3% last year.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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Notwithstanding the challenging year, Mainframe Solutions remain an integral part of our portfolio strategy going forward. Not only it is a substantial business for us with very healthy margins, but according to Gartner, they’re also the market share leader in the app dev test tool space with 53% market share.

This is key because it provides us with a large installed base into which we can sell our new APM for Mainframe offering. I continue to be excited about the prospects of APM for Mainframe. Combining the power of both our APM for Mainframe and our traditional productivity tools, allow customers to quickly find and then fix the problems they encounter, saving countless hours and dollars in the process. This find and fix functionality is a significant development in the Mainframe market and only Compuware has the ability to provide the solution.

Balancing the growth of our APM for Mainframe with the stabilization of our traditional productivity tools, for fiscal 2014 we expect Mainframe total revenue to decline 5%.

Changepoint, we close the largest Changepoint deal in the solutions history last quarter – last year in Q4, which made for a tough compare this year. The Changepoint business unit produced total revenues of $10 million, down 31.1% year-over-year and 5.5% sequentially.

For the year Changepoint produced total revenues of $39.8 million down 69.9% year-over-year.  Changepoint software license fees for the quarter were $2.9 million, down 52.6% year-over-year, again, due to the tough year-over-year compare, but up 8.9% sequentially.

For the year, software license fees were $8.5 million, down 38.7% year-over-year. Changepoint operating expenses for the quarter were $9.8 million, down 10.9% year-over-year and 10.2% sequentially. For the year, operating expenses were $41.2 million down 16.9% year-over-year. Changepoint’s contribution margin for the quarter was 2% compared to 24.3% during the same period last year, but improved from the negative 3.1% last quarter. For the year, the contribution margin the negative 3.6% compared to 5.9% last year.

Now due to the upward trend in Q3 and Q4, and the growth in our pipeline, we expect Changepoint total revenue to grow 19% in fiscal 2014.

In Q4 the Uniface business unit produced total revenues of $12.7 million down 1.5% year-over-year and essentially flat sequentially. For the year Uniface produced total revenues of $46.2 million down 1.6% year-over-year.

Uniface software license fees were very strong in the quarter at $4.2 million up 4.7% year-over-year and 21.5% sequentially. For the year software license fees were $11.4 million flat year-over-year.

Uniface’s operating expenses for the quarter were $6.6 million up 6.6% year-over-year and 24.7% sequentially. For the year Uniface’s operating expenses were $21.8 million flat year-over-year.

And Uniface’s contribution margin for the quarter was 48% compared to 52% during the same period last year and 59% last quarter. For the year contribution margin was 53% compared to 54% last year. For fiscal 2014 we expect Uniface total revenue growth of 2%.

Now the Covisint business unit had a solid quarter producing total revenues of $25.7 million, up 20% year-over-year and 7.8% sequentially. Covisint had a strong year as well producing total revenues of $90.7 million up 23% year-over-year.

Covisint’s operating expenses for the quarter were $26.4 million up 40.3% year-over-year and 21.6% sequentially. For the year, operating expenses were $86.1 million up 18.4% year-over-year.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
Company▲	Ticker▲	Event Type▲	Date▲

Covisint’s contribution margin for the quarter was a negative 2.5% compared to 12.3% during the same period last year and 9.2% last quarter. This margin impact was due to Covisint’s significantly increased investment in sales and marketing, in addition to an operational change in going from a waterfall methodology to an agile development methodology resulting in less research and development costs being capitalized. However, for the year, contribution margin improved to 5.1% compared to 1.4% last year. For fiscal 2014, we expect Covisint’s total revenue growth to be 20%.

Now the professional service business unit produced total revenues in the quarter of $32.8 million, down 10.1% year-over-year and 1.3% sequentially. For the year, professional services produced total revenues of $134.7 million, down 11.1% year-over-year.

During the quarter, our professional services division was impacted by a large goodwill impairment charge. Before the goodwill impairment charge, professional services’ operating expenses for the quarter was $30.3 million, down 5.7% year-over-year and up 7.2% sequentially. This sequential increase in expenses was due to additional reserves against certain accounts receivable. For the year, operating expenses were $115.6 million, down 9.1% year-over-year.

Also before the impairment charge, professional services’ contribution margin for the quarter would have been 7.5% compared to 11.9% during the same period last year and 14.9% last quarter. For the year, the contribution margin before the impairment charge would have been 14.2% compared to 16.1% last year.

Overall, professional services continues to progress in its transformation from primarily staff supplementation business to a value-added strategic solution provider. This is evident by the 24% year-over-year revenue growth and 4% sequential revenue growth we experienced this quarter in our strategic solutions businesses.

For fiscal 2014, we expect professional services total revenue growth to be 6%. We remain convinced that the strategy we’ve implemented and are executing combined with the operational actions we are taking across the company, will deliver substantial value to our shareholders, our customers and our employees. Laura?

Laura Lawson Fournier, Chief Financial Officer, Treasurer & Executive VP

Thanks, Joe. To begin, I wanted to give you some details on two income statement items that were not originally forecasted for this quarter. At yearend, it was determined through the company’s annual goodwill impairment analysis that the carrying value of the goodwill associated with our professional services division exceeded the implied fair value by approximately $71.8 million, resulting in an impairment charge for this amount.

The estimated fair value of all other business units exceeded their respective carrying value including goodwill by a significant margin and therefore no impairment was needed. I believe it is important to remember that the $71.8 million charge is not a cash expense.

The second expense item relates to our margin improvement initiative. For the fourth quarter, we have recognized $16 million in restructuring expense related to identified cost reduction activities. Approximately $11 million of this expense relates to employee’s severance costs and the remaining $5 million to the closing or reduction in size of certain sales offices and the termination of certain contracts.

As we continue our cost rationalization, we anticipate additional restructuring expense in fiscal 2014. These and other actions taken today will reduce our operating costs in fiscal 2014 by over $45 million. In the deck Lisa referenced earlier, we have included a summary of our cost reductions and the effect on our allocated shared services costs and unallocated general and administrative costs. These cost reductions have been specifically identified and all actions necessary to realize the staging have been or in process of being taken. On an annualized basis, these reductions totaled $53 million.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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That said there are two cost items for fiscal 2014 that will obfuscate the general and administrative cost savings. The first item is an estimate for management bonuses for targeted results in fiscal 2014 as no management bonuses were earned in fiscal 2013.

Second, we also have included an estimate for advisory costs related to the activist activities and implementation costs for certain of our margin improvement activities. We believe we are on track to deliver $80 million to $100 million of cost savings over a two-year timeframe as Bob mentioned earlier.

Now beginning with this announcement, we are providing our earnings number on a GAAP and non-GAAP basis. Actually for this quarter we are presenting two non-GAAP numbers to ensure we have clarity around our fourth quarter results.

The significant expenses related to goodwill, restructuring, and certain advisory fees had a negative $0.35 impact on our fourth quarter earnings per share. Without the impact of these special items our earnings per share would have been $0.05 for the quarter and $0.26 for fiscal 2013, consistent with what we communicated in our conference call in April 3, 2013.

Next we have provided our non-GAAP earnings exclusive of stock compensation expense and amortization of purchased intangibles and the related tax impact. Without these non-cash expense items as well as the unusual items noted above, non-GAAP earnings per share was $0.08 for the quarter compared to $0.16 for the fourth quarter in fiscal 2012.

Okay. Now that the easy part is over, our effective tax rate for the quarter was certainly impacted by all of the activities at yearend. The effective rate before goodwill, restructuring and advisory expenses was approximately 43%, which was still higher than forecasted. The primary reason for the higher rate was evaluation allowance recorded against certain state tax credits and an increase in certain foreign taxes offset by the federal R&D credit for fiscal 2013, which we were able to recognize after Congress approved extension of the credit in January 2013. On a cash basis, our non-GAAP tax rate was approximately 14%. For fiscal 2014, we expect our GAAP effective tax rate to be approximately 37%, which includes the R&D credit through December 2013.

Operating cash flow for the fourth quarter was $83.4 million bringing up to $132.4 million for fiscal 2013. The decline from our original estimate reflects the shortfall in our fourth quarter sales as well as a slight impact from our restructuring activities. For fiscal 2014 we expect operating cash flow to be approximately $150 million to $160 million.

During the quarter, we paid down our extending debt to $18 million as of March 31. As of today, we have repaid the remaining balance. We anticipate using the line of credit as needed for operating cash purposes.

With regard to the stock buyback, in Q4, we repurchased approximately 417,000 shares for $4.7 million, bringing the fiscal 2013 total purchases to 8.6 million shares, or $80.7 million.

On May 16, Compuware’s Board of Directors declared the company’s first quarterly cash dividend of $0.125 per common share to be paid on June 19, 2013 to shareholders of record at the close of business on June 5, 2013.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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The implementation of quarterly dividend substantiates Compuware’s commitments to delivering shareholder value, this time through the direct return of capital to shareholders. Add to this the $1.85 billion we’ve spent since 2004 in repurchasing more than 214 million shares of stock and our complete focus on growing the business while rationalizing cost and expanding margins. It becomes clear that maximizing shareholder value is something Compuware’s Board and management team take very seriously. Lisa?

Lisa B. Elkin, Senior Vice President-Communications & Investor Relations

Thanks, Laura. Ladies and gentlemen we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] And our first question comes from Aaron Schwartz from Jefferies. Please go ahead sir.

<Q – Aaron Schwartz – Jefferies LLC>: Good afternoon. I just had a follow-up question on the 60% of the slipped deals I think you said expect to close here in Q1. I was wondering if you could just sort of update us on sort of how you get there and given at what point it is in the quarter right now, if majority of that has already closed?

<A – Bob Paul – Compuware Corp.>: Sure. To go back, in the pre-earnings call, we stated that about 75% to 80% of the deals that we’re in commit in the last two weeks of the quarter had pushed out and we talked about the reasons for that. So 60% of those are coming in at – got a little feedback here. 60% of those are coming in at Q1, a number of those deals have already closed, and overall we’re feeling quite positive about Q1 right now.

I will tell you that obviously, as in with any software company, particularly software enterprise companies, a fair amount of our revenue does get booked in the last month and in particular the last two to three weeks. So there is still some work to do, but I don’t have the exact percentages of the 60%, but I can tell you that several of the deals have closed and the other ones are looking obviously quite strong.

<Q – Aaron Schwartz – Jefferies LLC>: Okay, great. And then second question if I could. It’s great to see the dividend announcement last week. I think a lot of people are sort of interested in sort of the commitment and the funding around that. It seems like from the cash flow guidance that you can get there on your own, but is the dividend sort of dependent on the outcome of some of the cost reduction activities? And that’s it from me. Thanks.

<A – Bob Paul – Compuware Corp.>: No. We can get there on our own and obviously, we have no long-term debt to speak of. It is not dependent upon the cost rationalization program, but nonetheless we’re obviously very, very committed to that cost rationalization program and we’ll keep you updated as we progress through the quarters and the next couple of years on how that goes. A lot of that by the way is just simply major program, it’s major contracts that we’re not doing and just improving our business processes or IT infrastructure and things like that. So we’re very confident that all that work that has to get done is in our control and pretty readily achievable. So that dividend is committed and well within the grasp of the cash that we have.

Operator:  Thank you. And now to the line of Kirk Materne from Evercore Partners. Please go ahead, sir.

<Q – Ginette Rowe – Evercore Partners (Securities)>: Hi. This is Ginette Rowe, speaking in for Kirk. Can you talk about the sales kick-off process for this year and has the cost reduction effort impacted that process?

<A – Bob Paul – Compuware Corp.>: Actually, we invested a little bit more in our sales kick-off meetings this year than we have done in prior years and the reasons for that is, obviously, we’ve got a great new product rollout that’s recently occurred in Q4 and Q1 in many of our business units. We wanted to make sure that we have a – everybody in a single environment to make sure that the programs that we’ve rolled out, that we did so with discipline across the world, not just in certain regions.

So the cost rationalization program had no impact on the sales kickoff events. The sales kickoff events have already occurred, they actually occurred in – throughout the few weeks middle of the April timeframe and the energy coming out of those meetings and the Christmas of what we have to get done, and the showing of the leadership around the company was, from my perspective, very, very impressive. So we had a lot of positive energy coming out of those kickoff meetings and we are all excited to start achieving these results.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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<Q – Ginette Rowe – Evercore Partners (Securities)>: And on another topic for APM, can you discuss the competitive dynamics in this market and has anything changed over the last six months?

<A – Bob Paul – Compuware Corp.>: Yeah, really – nothing really has changed. There has been a sea change in the requirement to solve performance management issues. The complexity goes up as IT environment goes up in the delivery chain. It requires a different way of solving the performance management problem. We are the only company that can do that in a very meaningful and detailed way across the delivery chain and all elements of the delivery chain, and so therefore we’re taking – we’re taking significant market share away from the traditional players.

As it relates to the – some of the newer players, we’re competing very effectively against those. We’ve had some new releases in the freemium environment and also updating the Gomez SaaS platform with real user monitoring, as a small example of some of the things that we’ve done, and then obviously the dynaTrace platform now working in the cloud seamlessly and solving big data problems.

They’ve all been having an impact on both sides of the equation, the smaller players and the larger players, and to put it in perspective, having an enterprise solution for this problem we believe is the only viable way of solving it moving forward because it is an enterprise infrastructure and right now if you combine the revenues from the two of the upcoming smaller vendors, I think we were four times that amount. So we continue to invest much more meaningfully in that environment to make sure the competitive difference is still there also.

<Q – Ginette Rowe – Evercore Partners (Securities)>: And lastly for Mainframe, can you talk about this business and how you see it trending in fiscal year 2014 after a tough fiscal year 2013?

<A – Bob Paul – Compuware Corp.>: Yeah, it was a tough fiscal 2013 and we knew it was going to be tough. We just didn’t realize that it is going to be that tough, and there are bunch of variables that we’ve already talked about, our maintenance renewal opportunities at the end of the year were down, which means that the number of contracts that were up for renewal in a typical three to five year cycle was down, that stabilizes this year. We have a brand-new product that’s just come out, which is game – we believe game-changing and the pipeline is starting finally to show that.

So we’re very excited about deploying performance management, providing complete visibility on the Mainframe on the same platform that we do so in non-Mainframe environments, and we also had a little bit of a buying cycle change when the – last year when they – the new IBM hardware was announced. It created a little bit of pent-up demand, but we’re not seeing any such obstacles this year, and we’re very confident that the – we’re going to meet the numbers that we outlined in our forecast, which is overall a slight decline in total Mainframe revenue.

<Q – Ginette Rowe – Evercore Partners (Securities)>: Great. Thank you.

Operator:  Thank you, and now to the line of Mike Latimore from Northland Securities. Please go ahead.

<Q – Ryan MacDonald – Northland Securities, Inc.>: Hi, this is Ryan MacDonald on for Mike Latimore. In the pre-announcement, you had kind of cited IT budgeting and Europe as some reasons for some issues. How was that – how has that been looking at environment now and since you pre-announced and are into the new quarter? Is there any solidification around the budgeting and any stabilization in Europe?

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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<A – Bob Paul – Compuware Corp.>: Yeah. There is some solidification in the budgets, the deals took a little bit longer than we expected and I can’t point to anything explicitly generally in the marketplace. I know that there were quite a few tougher quarters across the IT landscape in calendar Q1, our Q4. But the budgetary cycle seem to be more solid and the deals that were pushed, many of them have now since closed. We still have work to do as you can imagine in our Q1.

As it relates to Europe, we have very – obviously no impact on the overall market landscape in Europe. But I can tell you, we are doing a lot of work right now on the European operations, our sales processes, our sales methodologies to make sure that we have the discipline that we had in North America and some of the other regions.

Both Joe and myself have spent some time in Europe. Actually Joe is going over there again this week, with the APM leadership team. I’ll be there in another three weeks and obviously we’ve got the other business units spending quite a bit time over there also. So it’s a full court press to make sure that we continue to fix the execution challenges that we’ve had over in the Europe. And I hope that we will see that success or that change in the coming quarters.

<Q – Ryan MacDonald – Northland Securities, Inc.>: And then, do you expect – the contribution margin in the APM businesses is getting closer to be being positive. I mean, is this something that you expect that you can maintain and, I mean, do you think you can reach a positive contribution margin in this fiscal year?

<A – Joe Angileri – Compuware Corp.>: Empathically yes. We’ll reach a positive contribution margin. We’ve talked about the top-line revenue growth. We’re being very careful, although still investing considerably in R&D and sales capacity in that business unit. And we’re also being able to relieve the cost allocations from our typical G&A and unshared services that we do allocate to that business. We’ve done some of that, we’ll continue to do that through the year. So we’re feeling very good about the positive contribution that the APM business will be making throughout this fiscal year.

And the nice thing is, we talked about the transformation of the business and unfortunately it hasn’t gone seamlessly. We’ve had some execution challenges, some of those related to acquisitions, some of them just geography base and people base. But with the amount of work that we’re doing in fixing those issues, having a company now that has 50% of its revenue coming from high growth assets and the importance of the Mainframe and stabilization of that business, it does bode well for the future and the health of the company moving forward, and so we’re just really excited to get that done.

<Q – Ryan MacDonald – Northland Securities, Inc.>: Thank you very much.

<A – Bob Paul – Compuware Corp.>: Thank you.

Operator:  Thank you. [Operator Instructions]. And now to the line of Derrick Wood from Susquehanna Financial Group. Please go ahead.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Great. Thanks. In the Covisint S-1, you mentioned there was some material weaknesses in your financial controls. Was that just with Covisint or is that applied to Compuware Corp. as well?

<A – Bob Paul – Compuware Corp.>: No. That was just Covisint and the reasons for that was, what is material to Covisint – what’s material to Compuware is remarkably – how do I put this correctly? Let me try again. Because of the size of Covisint, what is material to Covisint is not as material to Compuware.  So when we went through the audits at the end of last calendar year, there were a number of things that were uncovered that came out in the S-1. Both our audit committee, the leadership team of Compuware and Covisint, and certainly our independent auditors have been tracking this very closely and we’ve made tremendous progress there and we’re hopeful of the conclusion of this audit that subsequent S-1 filings, you’ll see that change hopefully in a very positive direction.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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<Q – Derrick Wood – Susquehanna Financial Group LLP>: Does this weigh on the timing of the carve-out and do you have any update on the timing?

<A – Bob Paul – Compuware Corp.>: It doesn’t weigh on the timing of the carve-out at all. I can’t speak to the timing. As you know, we’ve now – we’re in sort of the – in the timeframe after publicly filing the S-1. There are some opportunities for us in the near-term. We’re working with our underwriters to determine exactly what the timing is that makes sense. We have not finalized that explicitly yet, but we’re in a position that we can take advantage of that here pretty soon at any time. Most of the material weakness issues were really worked on in the balance of last calendar year and the beginning of this calendar year and as we said, we’ve made great progress of that and we’re hoping that subsequent S-1 filings will be able to articulate that.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. And then on the EPS guidance, I guess I’m a little surprised where it landed, given the $45 million reduction in expenses and I guess if I look at my model and $1 billion in revenue, even when you’re taking out that $16 million in kind of one-time cost that Laura you talked about. I mean, it would look like your total cost structure is going to be relatively flat. So I guess that $45 million is a gross number, are you investing elsewhere where the net number is going to be kind of a flat expense year-over-year?

<A – Bob Paul – Compuware Corp.>: Yeah, it is a gross number. We had a couple – as you mentioned, we had a couple of offsetting numbers that we’ve identified in that table, but we are also continuing to invest in the business units themselves and even more so in the areas where we want to make sure that we’re capitalizing on leadership positions. So, we are trying to be quite reasonable and accurate with the EPS numbers and hopefully with good execution we will be able to overachieve.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. Just last question, on the restructuring. Could you quantify how much the – if your restructuring on the sales side and the distribution capacity, if that’s been impacted at all?

<A – Bob Paul – Compuware Corp.>: We did so – we did so in the first round, there were some restructuring associated with sales. But there is nothing that we’ve identified in any of the business units moving forward that would require further restructuring in the sales organization. So, in fact, in some of the business – a couple of business units we’re actually increasing our capacity because of the opportunity that we see in those categories.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay, all right. Thank you.

<A – Bob Paul – Compuware Corp.>: Thank you.

Operator:  Thank you. And ladies and gentlemen, that does conclude our question and answer portion of today’s conference. I would now like to turn the conference back over to Lisa Elkin.

Lisa B. Elkin, Senior Vice President-Communications & Investor Relations

Thank you. At this time ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware. We hope you have a pleasant evening.

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Compuware Corp.	CPWR	Q4 2013 Earnings Call	May 21, 2013
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Operator:  Thank you. And ladies and gentlemen this conference will be available for replay after 7:00 PM Eastern Time today though midnight of May 28, 2013. You may access the AT&T replay system at any time by dialing 1-800-475-6701 and entering the access code of 287033. International participants may dial 320-365-3844. Again those numbers are 1-800-475-6701 and 320-365-3844 with the access code of 287033. And that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.

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